CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH
NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

AGREEMENT

The undersigned:

1. The CENTRE FOR HUMAN DRUG RESEARCH (CHDR), a foundation located in Leiden in the Netherlands having its registered office at Zernikedreef 8, 2333CL LEIDEN, The Netherlands, and in the present matter lawfully represented by its Chief Executive Officer Prof Dr J. Burggraaf and its Chief Scientific Officer Prof. Dr Geert Jan Groeneveld (hereinafter referred to as "CHDR"); and

2. ALGERNON PHARMACEUTICALS INC., having its registered office at 400-601 West Broadway, Vancouver, British Columbia, Canada, V5Z4C2, hereby lawfully represented by CEO Christopher J Moreau (hereinafter referred to as "Client"), together referred to as "Parties" and individually as a "Party", hereby make this Agreement ("Agreement") dated as of July 29, 2022 (the "Effective Date").

Whereas:

Client is interested in conducting a study pursuant to the Protocol (as defined below); CHDR has the facilities and know-how to carry out such study;

Client and CHDR desire to perform their respective obligations under this Agreement in compliance with the Good Clinical Practice Guidelines and the Dutch Act on Medical-scientific Research Involving Human Subjects, to the extent applicable.

Agree as follows:

Article 1: Definitions and interpretation

The following terms shall have the meaning ascribed to them below:

"Agreement": the terms and conditions of this main document, together with all Annexes referred herein.

"Background IP": any Intellectual Property, other than Foreground IP, developed or acquired by a Party prior to the Effective Date and/or independent of the Project.

"Clinical Trial": any investigation in human subjects intended to discover or verify the clinical, pharmacological and/or other pharmacodynamic effects of the Product, and/or to identify any adverse reactions to the Product, and/or to study absorption, distribution, metabolism, and excretion of the Product with the object of ascertaining its safety and/or efficacy. The terms clinical trial and clinical study are synonymous. This definition is in line with article 1.12 of the Good Clinical Practice Guideline.

"Clinical Trial Subject": an individual who participates in the Clinical Trial as a recipient of the Product, some other treatment or product, or without receiving any treatment or product (as a control).

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"Competent Authority": any local or national agency, court, authority, department, inspectorate, minister, ministry official or public or statutory person of, or of any government of, any country having jurisdiction over the Agreement, either of the Parties, or the development or marketing of medicinal products.

"Confidential Information": any information belonging to either Party that is not in the public domain and was disclosed to or acquired by the other Party in connection with the Project or this Agreement, including without limitation, any Intellectual Property of either Party.

"Data Protection Law": all Applicable Laws related to data privacy, data protection, data security, data transfer, or the processing of Personal Data, as applicable from time to time, including the EU General Data Protection Regulation (GDPR).

"Effective Date": the date this Agreement takes effect and is set forth on page 1 of this Agreement.

"Ethics Committee": an independent body appointed in accordance with applicable law, whose responsibility is to protect the rights, safety and wellbeing of the Clinical Trial Subjects.

"Foreground IP": any Intellectual Property conceived, created or developed by or on behalf of a Party in the course of the work conducted in connection with the Project.

"Intellectual Property" or "IP": any patents, supplementary protection certificates, rights to inventions, registered designs, copyright and related rights, database rights, design rights, topography rights, trademarks, service marks, trade names and domain names, trade secrets, rights in unpatented know- how, rights of confidence and any other intellectual or industrial property rights of any nature including all applications (or rights to apply) for, and renewals or extensions of such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any par t of the world.

"Personal Data" means any information about an identified or identifiable individual, where there is a serious possibility that an individual could be identified through the use of that information, whether alone or in combination with other available information.

"Personal Data Breach" means any known or reasonably suspected loss, theft, or unauthorized access, disclosure, copying, destruction, use or modification of Personal Data.

"process", "processes" and "processing": any operation or set of operations which is performed on Personal Data, whether or not by automated means, including collection, recording, organization, structuring, storage, transportation, adaptation or alteration, retrieval, consultation, use, disclosure, transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

"Product": N,N-Dimethyltryptamine fumarate.

"Project": the research described in the Protocol.

"Protocol": the protocol entitled "A double-blind, randomised, placebo-controlled study of single and repeat intravenous doses of DMT in healthy subjects", annexed to this Agreement as Annex 1.

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Article 2: Scope of the Agreement

Client hereby engages CHDR, and CHDR hereby accepts this engagement, to conduct the Project in accordance with the Protocol and this Agreement. The Protocol shall be considered to constitute an integral part of this Agreement. The Protocol shall establish the means for obtaining insurance coverage for the Project. All of the above shall be only applicable on the condition precedent that the Protocol is approved by the Ethics Committee.

CHDR shall perform the Project in accordance with industry best practices, reasonable care and skill and in compliance with all laws, regulations, guidance and rules applicable to the Project ("Applicable Laws").

If necessary, CHDR will be allowed, after consultation with and the express written approval of Client, to involve the services of third persons or organisations for specific matters, provided that: (a) CHDR shall procure that such third persons and organisations are subject to obligations of confidentiality which are no less strict than the obligations in force for personnel of CHDR; and (b) any act or omission of such third persons and organizations in connection with the Project will be deemed the act or omission of CHDR.

Article 3: Prices and payment

The Parties have agreed on a quotation for this Project as shown in Annex 2. These fees were agreed upon by the Parties on the basis that Client and CHDR carry out the tasks and activities described in Annex I. Client shall be invoiced by CHDR according to the Payment schedule in Annex 3. Payment terms are thirty (30) days after date of receipt of the invoice. These amounts do not include applicable Dutch value added tax. After receipt of an invoice from CHDR, Client shall transfer the invoiced amount to the bank account indicated on the invoice; except that if any portion of an invoice is disputed, then Client shall pay the undisputed amounts only by the payment date provided in this paragraph and the Parties will use good faith efforts to reconcile the disputed amount as soon as practicable.

Article 4: Coordination

Each of the contracting Parties will name a person within its organisation who is responsible for maintaining contacts on the executive level. For CHDR this person will be Prof Dr Geert Jan Groeneveld, MD, for scientific and medical items, and Prof Dr J. Burggraaf for financial and contractual items. For the Client this person will be Dr Christopher Bryan for scientific and medical items and James Kinley for financial and contractual items.

Article 5: Intellectual Property

5.1 It is recognised and understood that the ownership of any Background IP of Client and any Background IP of CHDR, whether or not used in the course of this Project, is not affected by this Agreement. Without limiting the foregoing of this Section, the Parties acknowledge that all rights to materials, drugs (including the Product), data bases, notes, analyses, lists, studies or any other documents made available to CHDR by Client in any manner hereunder, shall remain the property of Client and CHDR shall not acquire any rights thereto, except for the right of use thereof during execution of the Agreement for the purpose of conducting the Project in accordance with this Agreement.

5.2 Client shall own all Foreground IP arising directly or indirectly relating to the Product or otherwise arising from the Project (collectively, "Project Foreground IP"), but excluding any clinical trial methodology, techniques and technology and improvements thereto that are not specific to the Protocol or the Project (collectively, "Trial Foreground IP"). Trial Foreground IP shall belong to CHDR.

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5.3 CHDR hereby transfers, conveys and irrevocably assigns, and agrees to transfer, convey and irrevocably assign, in perpetuity, all right, title and interest that CHDR has or may have in and to the Project Foreground IP to Client. CHDR will cause each of its employees and contractors who is to contribute to the making of the Project Foreground IP, expressly and irrevocably, in writing, to (i) assign all right, title and interest that such person has in and to the Project Foreground IP to CHDR and (ii) waives in favour of CHDR such person's moral rights in and to the Project Foreground IP. CHDR further agrees to, during the term of this Agreement and thereafter, execute and deliver such further documents, instruments and agreements and do such further acts and things as may be reasonably required by Client to give full effect to the transfer set out in this Section.

5.4 To the extent any CHDR Background IP and/or Trial Foreground IP (collectively "CHDR IP") is incorporated into or is necessary for the use and exploitation of Project Foreground IP, CHDR hereby grants to Client a non-exclusive, irrevocable, perpetual, worldwide and royalty free license to reproduce, publish, translate, modify, and otherwise use such CHDR IP to the extent it relates to any Project Foreground IP or is reasonably required for the preparation of any documents that Client deems necessary for regulatory submission to a Competent Authority.

Article 6: Obligations of Client

Client undertakes to use reasonable efforts to enable CHDR to carry out the Project in accordance with the Protocol and this Agreement. This obligation includes, among other things: (a) providing CHDR with all available and relevant information concerning the drug or drugs with which the Project is concerned, including in particular any information which may be relevant to the safe implementation of the Project; and (b) supplying CHDR with the above-mentioned drug or drugs free of charge, in good time and in sufficient quantities as set forth in the Protocol.

Article 7: Obligations of CHDR

7.1 CHDR shall use its best efforts to complete the Project according to the estimated timelines, as shown in Annex 4.

7.2 CHDR shall immediately inform Client in writing if CHDR becomes aware that circumstances are such that there will be a substantial delay in the progress of the Project. In such an event the Parties shall, by mutual consent, make an arrangement concerning the consequences of the delay on the subsequent implementation of the Project and/or this Agreement.

7.3 CHDR shall give Client's monitoring personnel access to all files which have been collated on the individual volunteers and shall allow these personnel to make copies of such files, either in whole or in part, but only in as far as the personal data in the files concerned has been made anonymous.

Article 8: Data analyses and publication

8.1 CHDR shall be entitled to use the data and analysis, which have been received under the terms of the Project (hereinafter the "Data"), solely for publications in and/or oral presentations to the scientific media and/or forums (collectively, "Publications"); provided that (i) such Publications do not include any raw data or Personal Data and (ii) CHDR shall inform Client of the proposed Publications and provide a complete copy of the proposed Publications to Client for review and comment not less than thirty (30) days before such presentation or submission to any third party ("Review Period").

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 The authorship of such a publication shall reflect the contribution of individual employees of the Client and CHDR. A joint publication is the preferred form.

8.2 Client will review each proposed Publication and give its comments to CHDR within the Review Period. CHDR shall consider Client's comments and revise the proposed Publication accordingly. Upon any revision of a proposed Publication in response to Client's comments, CHDR shall submit the final version of the proposed Publication to Client for its information prior to presenting or submitting the Publication to any third party. If Client can demonstrate during the Review Period that the postponement of a proposed Publication is necessary to protect its Intellectual Property and Confidential Information, CHDR shall postpone such Publication, but CHDR shall not be required to do so for a period of longer than three months after the Project's completion, unless (i) Client requires more than three months in order to safeguard its rights and (ii) the interests connected with its rights outweigh the interests CHDR may have in the proposed Publication, as determined by Client acting reasonably, with a maximum postponement of 12 months after the Project's completion. A postponement request shall, in no circumstances, result in the cancellation of any Publication. In all cases, agreements on publication needs to be in accordance with the "Revised CCMO Directive on the Assessment of Clinical Trial Agreements" dated 30 August 2011".

8.3 CHDR hall require compliance of any investigators, employee, other individual or subcontractor involved in the Project with the provisions of this Article 8.

Article 9: Reporting

9.1 The Data pertaining to the Product and/or the Clinical Trial generated in the course of this Project shall be considered part of Project Foreground IP and shall be the sole property of Client, subject to CHDR's ownership of Trial Foreground IP and the provisions of article 8 related to CHDR's right to publish and/or present. Client's entitlement to the study reports generated in the course of this Project ("Report") shall not affect CHDR's copyright or reproduction rights with regard to the Publications described in article 8 above.

9.2 Client shall have the rights to submit the Report and the Data to any Competent Authority in any country whatsoever and to use the Report and the Data for purposes that Client sees fit including, without limitation, to obtain patents or other similar rights with respect to the Product investigated in the course of this Project.

9.3 Client may refer to the Report and the Data in any publication, with the understanding that the interpretations and/or conclusions set out in such publications shall be purely Client's responsibility and cannot be attributed to CHDR, unless CHDR has given its prior written consent to the interpretation(s) or conclusion(s) concerned.

Article 10: Insurance

In accordance with the Dutch "Medical Research involving Human Subjects Act" and the "Decree containing rules for Compulsory Insurance in Medical-scientific Research involving Human Subjects 2015", CHDR shall insure the subjects who participate in the Project for the following maximum amounts:

 (1) € 650.000,-- (i.e. six hundred and fifty thousand Euro) per claim per subject;

 (2) € 5.000.000,-- (i.e. five million Euro) per medical research project;

 (3) € 7.500.000,-- (i.e. seven million and five hundred thousand Euro) for the total sum for injuries arising out of medical research projects per insurance year.

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Article 11: Liability

11.1 Client is not liable towards CHDR for any damage to the health of a Clinical Trial Subject that may directly result from his or her participation in the Project. This exclusion shall not apply if and to the extent that the damage to the health of the Clinical Trial Subject exceeds the insurance coverage which CHDR has taken out.

11.2 The exclusion of article 11.1 shall also not apply if the damage to the health of the Clinical Trial Subject was caused by any defect, as defined in article 6:186 of the Dutch Civil Code, in the drug or drugs which Client provided to CHDR. Next to the definition in the above mentioned article, the term "defect" also entails constituting any instance in which Client has, pursuant to its obligation to provide information as described in article 6 above, provided CHDR with incomplete or inaccurate information on the Product or drug(s).

11.3 Except in situations of intentional acts or gross negligence of CHDR or any person who CHDR is responsible at law or their breach of this Agreement or Applicable Laws, CHDR is not liable to Client for any loss or damage, including, but not limited to, any damage resulting from Client's use of the Data, delays in the implementation of the Project or the non-completion of the Project.

Article 12: Indemnity

Client agrees to indemnify and hold CHDR, their officers and employees harmless from any liability, loss or damage they may suffer as a result of claims, demands, costs or judgments against them arising out of the activities to be carried out pursuant to the obligations of this Agreement, including, but not limited to, the use by Client of the results obtained from the activities performed by CHDR under this Agreement; provided, however, that any such liability, loss or damage resulting from the following Subsections "a" or "b" is excluded from this agreement to indemnify and hold harmless:
a. the failure of CHDR to substantially comply with Applicable Laws or this Agreement; or
b. the negligence or willful wrongdoing of any officer or employee of CHDR or any other person who CHDR is responsible at law.

Article 13: Force Majeure; Continuity

Neither Party shall be considered in default of the performance of its obligations under this Agreement to the extent that the performance of such obligations is prevented by war, civil disturbance, fire, water damage, floods, sit-ins, lock-outs, government measures or any other event, occurrence or condition which is not caused, in whole or in part, by such Party and which is beyond the reasonable control of such Party. In the event of any delay or nonperformance caused by such uncontrollable forces, the Party affected shall promptly notify the other Party in writing of the nature, cause, date of commencement thereof, and the anticipated extent of such delay, and shall indicate whether it is anticipated that the completion date of the Project would be affected thereby.

If, as a result of illness on the part of (an) employee(s) of CHDR, CHDR employee(s) advising Client is (are) not able to continue rendering (their) his services to Client, CHDR shall undertake to find (a) replacement(s) within thirty (30) days, subject to Section 7.2.

Article 14: Duration

This Agreement comes into force as from the Effective Date and will continue in full force and effect until the completion of the Project in accordance with the timeline agreed to by the Parties, unless sooner terminated in accordance with the terms hereof (the "Term"). The Parties agree that the Term may be extended by mutual written agreement if events beyond control delay completion of the Project beyond the expiration date set forth in Annex 4.

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Article 15: Termination

15.1 This Agreement may be terminated earlier by a Party upon written notice to the other Party, but needs to be in accordance with the "Revised CCMO Directive on the Assessment of Clinical Trial Agreements" dated 30 August 2011, namely, in the event:

  if the judgement of the Ethics Committee that has assessed the study is irrevocably revoked;
  if a reasonable case can be made for terminating the Project in the interests of the health of the Clinical Trial Subjects;
  if it transpires that continuation of the Project cannot serve any scientific purpose, and this is confirmed by the Ethics Committee that has issued a positive decision on the Project;
  if the other Party has been declared insolvent or a bankruptcy/winding-up petition has been filed in respect of the other Party, or the other Party is dissolved as a legal entity;
  if the other Party fails to comply with its obligations arising from the Agreement and, provided compliance is not permanently impossible, this compliance has not taken place within thirty days of the defaulting Party receiving a written request to comply, unless failure to comply is not in reasonable proportion to the premature termination of the Project, as determined by the non-defaulting Party; and
  if circumstances beyond the control of both parties make it unreasonable to require the study's continuation.

15.2 In addition to Section 15.1, either Party may terminate this Agreement upon written notice to the other Party in case the Ethics Committee;

a. withholds  its  approval  of  the  Protocol  as  submitted  to  the  Ethics  Committee;  or

b. makes its approval subject to modification(s) of the Protocol that requires amendment(s) of the Verklaring Geschiktheid Onderzoeksinstelling ("VGO") [Declaration Feasibility Site] and/or the Agreement, where the amendment(s) are not commercially or technically practicable and/or would materially alter or impair any rights or obligations of the terminating Party.

15.3 In addition to Sections 15.1 and 15.2, Client may terminate this Agreement upon written notice to CHDR if the principal investigator is no longer capable of performing the tasks of the principal investigator, and no replacement agreeable to both Parties can be found in accordance with Article 13.

15.4 In all cases of early termination of this Agreement, the Parties shall cooperate in good faith in order to ensure Clinical Trial Subjects' safety, continued and appropriate treatment to Clinical Trial Subjects, timely deliver of work results including the Data and the Report, and compliance with all Applicable Laws.

15.5 In the event of premature termination of the Clinical Trial, not being the result of a material breach of the obligations by CHDR as laid down in this Agreement, the total sums payable by Client pursuant to this Agreement shall be equitably prorated for actual work performed up to and including the date of termination, including non-cancellable services with sub-contractors or reserved beds for 10 weeks after date of termination, as detailed in Annex 3.

Article 16: Confidentiality and Data Privacy

16.1. CHDR and Client are considered joint controllers for the processing of Personal Data and will both handle all Personal Data in accordance with the Data Protection Law.

16.2. CHDR and Client will fully cooperate with each other as joint controllers and shall take the necessary measures in order to comply with the Data Protection Law, such cooperation shall duly reflect the respective roles and relationships of the joint controllers vis-à-vis the Clinical Trial Subjects as data subjects, in particular as regards the exercising of the rights of these data subjects and the joint controllers' respective duties to provide the information referred to in Articles 13 and 14 of the GDPR. Each Party shall maintain a record of processing activities under its responsibility.

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16.3. Both CHDR and Client shall implement appropriate technical and organizational measures to meet the requirements of the Data Protect Law.

16.4. If CHDR or Client becomes aware of any Personal Data Breach, that Party discovering such breach shall promptly notify the other Party. In such a case CHDR and Client will fully cooperate with each other to timely fulfil their notification obligations under Data Protection Law.

16.5. CHDR is responsible for obtaining the consent from Clinical Trial Subjects as required by Data Protection Law in order to process their Personal Data.

16.6. If applicable, when Client is established outside the European Union (EU), Client will appoint a representative in the EU in order to fulfil its duties under the GDPR.

16.7. The Client shall ensure that any person acting under its authority, including a processor, processes the Personal Data only on Client's instructions. Both CHDR and Client will inform one another about the engagement of a processor for any processing of Personal Data on behalf of or for CHDR or Client (as the case may be) at least 2 weeks before that engagement. In addition, the Parties will provide information about the name, country of establishment, contact details and the processing activities which such processor will perform.

16.8. The Parties agree to comply with to their obligations under this Article 16 and adhere to the principles of medical confidentiality in relation to Clinical Trial Subjects.

16.9. Client acknowledges that Clinical Trial Subjects - and/or their legal representatives on their behalf - may withdraw or change their initial informed consent. CHDR shall promptly notify Client of any withdrawal of or changes in the informed consent of a Clinical Trial Subject, which may affect the use of such Clinical Trial Subject's data under this Agreement. The procedure followed upon a withdrawal of a Clinical Trial Subject's consent will be according to the Protocol, the Informed Consent Form, and the Data Protection Law.

16.10. Client shall refrain from tracing and/or identifying any Clinical Trial Subject, except where Client is under a legal obligation to do so. In the event any Clinical Trial Subject, for any other than aforementioned reason, becomes identifiable to Client, Client agrees to preserve, at all times, the confidentiality of information pertaining to such Clinical Trial Subjects.

16.11. CHDR and Client shall ensure that only those of its officers and employees (and those of its affiliates and members of the research staff) and agents directly concerned with the carrying out of this Agreement have access on an as needed basis to the Confidential Information of the other Party. Each Party undertakes to treat as strictly confidential and not to disclose to any party any Confidential Information of the other Party, except as expressly permitted hereunder or where disclosure is required by a Competent Authority or by Applicable Laws, in which case that Party shall promptly inform the other Party of such requirement and the information to be disclosed and will limit the scope of such disclosure. Notification will be within a reasonable time prior to being required to make the disclosure or if such time is not available, immediately upon becoming known of the requirement to disclose Confidential Information. Each Party undertakes not to make use of or disclose any Confidential Information of the other Party, other than in accordance with this Agreement, without the prior written consent of the other Party.

16.12. The obligations of confidentiality and non-use shall not apply to information (except for Personal Data) which as evidenced by written records:

a. is or becomes part of the public domain by any other means than a wrongful act or breach of this Agreement by the receiving Party;

b. was or becomes in the receiving Party's lawful possession prior to the disclosure by the disclosing Party;

c. has been independently developed by the receiving Party without the use of or reference to Confidential Information of the disclosing Party; or

d. has been obtained by the receiving Party from a third party who is not subject to a duty of confidentiality.

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Article 17: Assignment

Without the other Party's written consent, neither Party shall assign the whole or any part of this Agreement or any claim arising from it to any third party; provided, however, that notwithstanding the foregoing, Client may assign all of its rights and obligations hereunder without such consent to an affiliate of Client or to a successor in interest by reason of merger, consolidation or sale of all or substantially all the assets of Client. Subject to the foregoing, this Agreement shall inure to the benef it of and be binding on the Parties' successors and permitted assigns. Any assignment in violation of the foregoing shall be null and void and wholly invalid, the assignee in any such assignment shall acquire no rights whatsoever, and the non-assigning Party shall not recognize, nor shall it be required to recognize, such assignment.

Article 18: Changes / Waiver

This Agreement or parts of this Agreement can only be changed with the written consent of both Parties. Similarly, no waiver of the provisions of this Agreement shall be valid or binding on either Party unless in writing and signed by both Parties.

Article 19: Applicable law and competent court

19.1 The entire relationship between the Parties and any and all claims and disputes arising out of or in connection with this Agreement (including the Annexes) and all other agreements relating thereto (including any non-contractual claims and disputes) shall be exclusively governed by and construed in accordance with the laws of the Netherlands.

19.2 Any disputes regarding or in connection with this Agreement (including the Annexes and all other agreements relating hereto) shall be exclusively submitted to the court of The Hague, the Netherlands.

Article 20: Miscellaneous

20.1 Notices. All notices from one Party to the other will be in writing to the addresses set forth above. Notices shall be sent by overnight courier, certified mail, return receipt requested, or by other means of delivery requiring a written acknowledged receipt. All notices shall be ef fective upon receipt.

20.2 Independent Contractor. The business relationship of CHDR to Client is that of an independent contractor and not of a partner, joint venturer, employer, employee or any other kind of relationship.

20.3 Severability. In the event that any one or more of the provisions contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, that invalidity, illegality or unenforceability will not affect any other provisions of this Agreement, and all other provisions will remain in full force and effect.

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Annexes:

Annex 1. Protocol / Synopsis

Annex 2. Quotation

Annex 3. Payment Schedule

Annex 4. Estimated Timelines

Annex 5. List of responsibilities

[Remainder of Page Intentionally Left Blank]

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This Agreement is drawn up in duplicate and signed in:

Leiden on 7/29/2022	Manitoba, Canada on 7/29/2022

.........................................	..............................................
Centre for Human Drug Research	Algernon Pharmaceuticals Inc.
..........................................	Name : .................................
.....................................	Function : .........

..........................................
Centre for Human Drug Research
.................................................
.....................................

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Annex 1.

Project Description

Hereby incorporated by reference, A double-blind, randomised, placebo-controlled study of ascending single and fixed repeat intravenous doses of DMT in healthy subjects (CHDR2227) Version 2.0, dated July 29, 2022.

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Annex 2. Quotation

Zernikedreef 8 | 2333 CL LEIDEN |The Netherlands | tel: +3171524 64 00 VAT reg: NL9246617B 01

	Description	Total costs in Euro	Cost breakdown
	Study setup	...,.........
	Clinical conduct Part A (n=30)	...,.........	Cost breakdown part A
	Clinical conduct Part B (n=10)	...,.........	Cost breakdown part B
	Reporting & Analysis	...,.........	Reporting & Analysis
	Close out	...........

	........................................................	...............

	Sub-total	..................

	Optional cohorts A4 and A5, per cohort of n=10	..............

	Grand total (n=60)	.................

Notes
- this budget is based on protocol version 2.0 dated 20 July 2022, provided to Algernon 28 July 2022
- this budget is valid for three months
- EC submission costs plus one amendment is included
- insurance of subjects to be arranged by CHDR
- data management and reporting in standard CHDR format
- CDISC not included
- external monitoring costs not included
- study drug receipt confirmation according to local standard
- sample transports not included
- overhead costs included
- pharmacy drug storage at room temperature
- (pharmacy) audit costs not included
- costs of sample storage from 3 months after last subject visit is € 0.25 per tube per month
- pharmacy import license fee is not included
- pharmacy IMP preparation included in set up
.................................................................................................................
- BDNF, BDNF val66met polymorphism and MAO-A analysis not included, pass through costs based on actual invoices
- PK bioanalysis not included
- third party vendor management costs bioanalysis parties not included

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Cost breakdown part A

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Cost breakdown part B

CHDR2227-AGN-188-1	29 Jul. 22	Page 16 of 20

Reporting & Analysis
	cost/hr	#days		cost
Research supervision	€300	..	..	...........
Project manager	€150	....	..	...........
Statistician	€180	....	..	...........
Quality assurance officer	€140	..	..	.........
Pharmacometry	€195	....	..	...........
Data programming	€160	....	..	...........
Data management	€100	....	..	...........

Total				....................

The statistical analysis results are delivered in the form of a report and it will be limited to two drafts and one final version only. The second draft version of the statistical analysis reports are to confirm that all previous comments, as delivered during the review of the first draft version, are implemented as expected by the sponsor. Any additional draft versions are considered as out- of-scope thus requires a change order.
There are two drafts and one final version for the CSR. The second draft version of the CSR is to confirm that all previous comments, as delivered during the review of the first draft version, are implemented as expected by the sponsor. The final version aims only to collect signatures from responsible participants.

CHDR2227-AGN-188-1	29 Jul. 22	Page 17 of 20

Annex 3. Payment Schedule

Payment schedule	Description	Euro
Upon signing the Agreement	.......................................................	..	...........
Upon scheduling clinical unit space	...............................................................................	..	...........
Upon First Subject First Visit (FSFV) part A - group A1	.....................................................	..	............
Upon First Subject First Visit (FSFV) part A - group A2	.....................................................	..	............
Upon Last Subject Last Visit (FSFV) part A - group A3	.....................................................	..	............
Upon First Subject First Visit (FSFV) part B	.....................................................	..	............
Upon Last Subject Last Visit (LSLV) part B	.....................................................	..	............
Upon database lock	..............................................................................	..	............
Upon acceptance of final statistical analysis report	...........................................	..	............
Total		..	.................

Optional cohorts
Upon First Subject First Visit part A - group A4	100% clinical conduct costs per cohort	..	............
Upon First Subject First Visit part A - group A5	100% clinical conduct costs per cohort	..	............

In the event there is a substantial delay (defined as more than six (6) weeks in the aggregate) in the Project due to the evaluation of the emerging Project results or an internal decision made by Client, or in the event (any part of) the Project is terminated prematurely, the Parties agree that Client shall pay to CHDR the pro-rata portion of the applicable budget, including all non-cancellable costs incurred by CHDR up to such event in connection with the performance of the Project in accordance with the Protocol and the Agreement. Such non-cancellable costs include costs related to the screening of the Clinical Trial Subjects, housing costs, staff costs, services performed with sub-contractors and reserved clinical research unit capacity and resources for 10 (ten) weeks after the date of termination. In the event of such substantial delay or (partial) termination of the Project, the Parties agree to amend this Agreement accordingly. All final costs in connection with the Project must be approved by Client and CHDR.

Payments to be made to

Centre For Human Drug Research

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CHDR2227-AGN-188-1	29 Jul. 22	Page 18 of 20

Annex 4. Estimated Timelines

Signed Protocol, signed Agreement, IMPD, IB, insurance certificate, lab manual, eCRF Client, standard operational manual Client	1 week before submission
Submission to Ethics Committee/Competent Authority (EC/CA)	2 weeks before EC meeting
Expected approval EC/CA	2 weeks after EC meeting
Delivery drug supplies by Client	July / August 2022
Start recruitment	After EC approval
First Subject first visit (FSFV), Part A	November 2022
Last subject last visit (LSLV), Part A	January 2023
First Subject first visit (FSFV), Part B	February 2023
Last subject last visit (LSLV), Part B	March / April 2023
Database lock (DBL)*	5-6 weeks after LSLV
Draft statistical reports	3 weeks after DBL
First draft clinical study report (CSR)	7-9 weeks after DBL
Final draft CSR	TBC
Final data transfer	TBC

NB - all above timelines are subject to any EC/CA approval and Protocol amendments.

*Assuming all external data received 2 weeks before DBL

CHDR2227-AGN-188-1	29 Jul. 22	Page 19 of 20

Annex 5. List of responsibilities

ACTIVITY	Client	CHDR	Third Party
STUDY START UP
1. Design the Clinical Trial	X	X
2. Write the Protocol	X
3. Review the Protocol	X	X
4. Prepare CHDR site-specific subject information sheet and informed consent		X
5. Receipt, storage and accountability of drug supplies		X	X (LUMC pharmacy)
6. Provide labels for PK samples		X
7. Prepare randomisation code		X
STUDY INITIATION
1. Collect pre-study documents		X
2. Obtain approval from Ethics Committee and the Competent Authority		X
STUDY CONDUCT
1. Recruitment and screening of subjects		X
2. Perform ongoing procedures described in the protocol		X
3. Perform subjects' supervision during study		X
4. Perform end of study evaluation of subjects		X
5. Administration/maintenance investigator site file (ISF)		X
6. Administration/maintenance electronic trial master file (eTMF)	X
7. Serious Adverse Events (SAE) recording		X
8. Notify SAE to Client		X
9. Notify SAE to Health Authorities and Ethics Committee		X
10. Suspected Unexpected Serious Adverse Reaction (SUSAR) reporting EudraVigilance	X
11. Sample handling		X
12. Pharmacodynamic assessments (e.g. NeuroCart, PainCart)		X
13. Monitoring by external party	X
DATA MANAGEMENT*
1. Development & design of CHDR database (not CDISC)		X
2. Data entry (double data entry for CRF)		X
3. QC check Promasys database		X

CHDR2227-AGN-188-1	29 Jul. 22	Page 20 of 20

4. Client eCRF (single) data entry		X
5. Address Client queries		X
6. Data verification before database lock		X
7. Database lock		X
8. Integration of PK data or other data in database		X
PK ASSESSMENT
1. Organize shipment of PK samples		X
2. PK sample analysis			X (Ardena)
STATISTICAL ANALYSIS*
1. Write the Statistical Analysis Plan (SAP)		X
2. Review SAP	X	X
3. Provide Interim safety/PD/PK analysis reports		X
4. Provide Blind Data Review (BDR) report		X
5. Perform, PD, PK (incl. non-compartmental analysis) and safety analysis		X
6. Provide safety/PD/PK analysis reports		X
7. Review safety/PD/PK analysis report	X	X
MEDICAL WRITING
1. Produce integrated Clinical Study Report (CSR)*		X
2. Prepare scientific publication (Subject to Article 9.1.)	X	X

*refer to budget notes & assumptions